THE NASDAQ STOCK MARKET, INC.                          NASDAQ



          VIA FAX/FEDEX
          -------------

          January 30, 1998

          Mr. James Linesch
          Chief Financial Officer
          CompuMed, Inc.
          1230 Rosecrans Avenue
          Suite 1000
          Manhattan Beach, CA  90266

          Dear Mr. Linesch:

          CompuMed, Inc. (the "Company") does not meet the total assets requirement of at least $2,000,000 or the capital and surplus requirement of at least $1,000,000 for continued listing on the Nasdaq Stock Market. In its Form 10-KSB of September 30, 1997, the Company reported total assets of $1,776,000 and capital and surplus of $868,000. The Company was informed of these deficiencies on December 29, 1997 and January 6, 1998 and was given until January 21, 1998 to achieve compliance.

          In correspondence, January 20, 1998, the Company stated that the first tranche of the placement of 17,500 shares of Class C-1 Preferred Stock on December 24, 1997 generated $1,661,000 net proceeds, which resulted in the Company achieving compliance with the total asset and capital and surplus rules. In addition, the Company indicated that the second tranche of 8,750 shares of Class C-2 Preferred Stock on January 22, 1998, which generated an additional $875,000. The Company submitted an internal balance sheet as of December 31, 1997, which shows total assets and capital/surplus of $2,942,622, and $2,077,299, respectively.

          After careful consideration, the Staff concluded that the Company presented a plan that assures its ability to achieve and sustain compliance with the continued listing requirements. The Company is representing that it has sufficient proceeds from its private placements to demonstrate both short-term and sustained compliance with the current continued listing standards as well as the new net tangible asset requirement, which is effective on February 23, 1998.

          Accordingly, the Staff determined to grant the Company a temporary exception until February 13, 1998, by which time the Company must file a Form 8-K with the Securities and Exchange Commission and Nasdaq. The filing must contain a complete balance sheet and statement of operations, as of December 31, 1997 with pro forma adjustments for both private placements and for any significant transactions or events occurring on or before the filing date. The filing must evidence compliance with all of the current continued listing standards. There will be no further extension of this deadline date. Failure to submit the necessary information in the time frame set herein will result in the delisting of the Company's securities effective on February 16, 1998.

          If you have any questions in regards to this matter, please contact Jesus Martinez at 800-207-9997.

          Sincerely,

          /s/ Kit Milholland

          Kit Milholland
          Assistant Director
          Nasdaq Listing Qualifications